Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Bank Announces Retirement of Long-Time Executive, Additions to Executive Finance Team

Canfield, Ohio, June 21, 2021 – Farmers National Banc Corp (NASDAQ: FMNB) announced today the following changes in its Accounting and Finance Executive Group. The changes are prompted by Carl D. Culp’s decision to retire as Farmers National Bank Chief Financial Officer and Senior Executive Vice President, effective August 15, 2021. The decision ends Culp’s highly successful 36-year career in accounting and the financial services industry, with 32 years dedicated to Farmers National Bank, including the last 25 years as Farmers’ Chief Financial Officer and Senior Executive Vice President. Culp has agreed to provide advisory services for a period of time to ensure a seamless transition to his successor.

“First and foremost, the Board of Directors thank Carl for his years of loyal service. It is difficult for me to express the countless contributions Carl has made over the course of his career to both the stability and extraordinary growth trajectory of our financial institution,” states Kevin Helmick, President and CEO of Farmers. “Carl exemplifies Farmers’ culture and has consistently led by example with his stalwart integrity and character.”

Farmers has named Troy Adair as Executive Vice President of Finance. Adair, most recently with Premier Bank as Senior Vice President, Treasurer and Assistant Secretary, owns an MBA in Finance and Accounting and has 33 years of experience in banking. Upon Culp’s departure, Adair will assume the Chief Financial Officer role. A native to the Mahoning Valley, Adair resides in Cortland, Ohio with his family.

Additionally, Farmers has promoted Joseph Sabat, CPA to Vice President, Chief Accounting Officer, effective immediately. Sabat, who has been with Farmers since 2006, currently holds the role of Vice President and Controller at Farmers and brings 25 years of experience in the accounting, finance and auditing fields.

In making these announcements, Kevin Helmick noted, “The appointments of Adair and Sabat to these key roles reflect Farmers’ pursuit of high performance and exceptional results for our stakeholders.”

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3.3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at March 31, 2021 were $2.9 billion.

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